SOLAR ENERGY INITIATIVES, INC.

ISSUANCE AND REGISTRATION ON FORM S-8 OF SHARES UNDER

2012 EMPLOYEE AND CONSULTANT STOCK COMPENSATION PLAN

OFFICER’S CERTIFICATE

This Officer's Certificate is given in connection with the opinion that Simmons Legal Services, LLC, is delivering in connection with the proposed issuance and sale by Solar Energy Initiatives, Inc. (the “Company”) of up to 2,000,000 shares of Common Stock of the Company pursuant to the 2012 Employee and Consultant Stock Compensation Plan (the “Plan”) as further described in a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission.

The undersigned, David Fann, the Chief Executive Officer of the Company, hereby certifies to Simmons Legal Services, LLC, as follows:

1.        I am the duly elected and acting Chief Executive Officer of the Company.

2.        The Company is a Delaware corporation, validly existing and in good standing under the laws of the State of Delaware.

3.        The Company is authorized to issue a total of 750,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, $.001 par value, of which . No shares of the authorized preferred stock have been issued.

4. ..      There are currently issued and outstanding _______________ shares of Common Stock, and in addition rights to acquire additional shares of stock by various persons as set forth in public filings with the United States Securities and Exchange Commission. The number of currently outstanding shares of Common Stock, plus the outstanding rights held by various persons to acquire shares of Common Stock, whether through conversion of convertible securities into Common Stock or otherwise, when added to the shares of Common Stock set aside for issuance under the Plan, will not exceed the authorized number of shares of Common Stock that the Company is authorized to issue under its current Articles of Incorporation, as amended.

5.        There are currently no shares of Common Stock, or contractual rights to receive Common Stock, issued under the Plan.

6.        Except for any authorized but unissued shares of Common Stock that may be issued under the Plan, as and when adopted, or as otherwise disclosed in public filings of the Company with the Securities and Exchange Commission, there are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, preemptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale or other disposition of any shares of the capital stock of the Company, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of the Company.

7.        The Common Stock to be issued by the Company pursuant to the Plan has been duly authorized and, upon issuance, compliance with any restrictive terms, delivery and payment therefor in accordance with the respective terms of the Plan, will be validly issued, fully paid and nonassessable. The unanimous written consent of the Directors, duly adopted as set forth in the Unanimous Written Consent of the Board of Directors, dated April ___, 2012, authorizing the issuance of 2,000,000 shares of Common Stock under the Plan, remain in full force and effect and have not been modified or superseded.

IN WITNESS WHEREOF, this Officer’s Certificate is executed as of April ___, 2012.

/s/ David Fann
David Fann
Chief Executive Officer